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                                                                EXHIBIT 99(c)(7)


                                                                October 20, 1999
                                                                ----------------

AMENDMENT TO "CHANGE IN CONTROL" AGREEMENT FOR EDWARD STEPHENS.
--------------------------------------------------------------

WHEREAS, Cade Industries, Inc., a Wisconsin corporation (the "Company") and Edward Stephens ("Executive") have entered into a certain "Change in Control Agreement" (the "Change in Control Agreement") dated August 4, 1998;

WHEREAS, Executive understands and is aware that the Company is currently in negotiations with a party unrelated to the Company to effect a sale of over 50% of the stock of the Company, (the "Transaction"); and

WHEREAS, to facilitate the Transaction, Executive and the Company hereby agree to make certain amendments to and modifications of the Change in Control Agreement

NOW THEREFORE, effective October 20, 1999, the Company and the Executive, intending to be legally bound, hereby agree as follows:


1. Section 4 of the Change in Control Agreement is hereby amended by adding the following subsection 4(d):

d. Following the one year anniversary of the date of the termination of the Executive's employment with the Company following a Change in Control and continuing until the second anniversary date thereof, Executive agrees and covenants that he shall not directly or indirectly as a principal, agent, owner employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Executive render services to or participate in any entity that
(i) in any way produces or is involved in the production, development or utilization of advanced material, composite and bonding techniques or (ii) is involved in any design, fabrication, installation, upgrade or service of test cells that are, in either case, in any way employed, produced or utilized in any of the Company's businesses.


2.  Section 7 is hereby added to the Change in Control Agreement as follows:

7.  Non-solicitation.

The Executive agrees that for a period of one year following the date of termination of employment with the Company for any reason, he will not directly or indirectly by his own actions or through the use of any intermediary hire, or engage in any activity that could reasonably be expected to induce any employee, contractor or other service provider of the Company to fail to continue to provide such services to the Company or otherwise leave the employ of the Company.

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3.  Section 8 is hereby added to the Change in Control Agreement as follows:

8.  Retention

As further consideration for the benefits to be provided to Executive hereunder, the Executive hereby agrees that he will not voluntarily terminate his employment with the Company for any reason at any time during the period beginning on the date on which occurs a Change in Control and ending, but including, January 31, 2000 (the "Restricted Period"). Executive acknowledges that he shall not be entitled to any benefit or payment under this Agreement in the event that he terminates his employment with the Company during the Restricted Period.

4.  Section 9 is hereby added to the Change in Control Agreement as follows:

9.   Nonduplication of Benefits

The Executive and the Company hereby agree that the Executive is not entitled to any other severance payment or benefit or any other payment or benefit conditioned on or related to any change in control of the Company other than the payments and benefits expressly prescribed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date hereof.


                                      By: /s/ RICHARD A. LUND
                                          ------------------------------

                                      President and Chief Executive Officer
                                      of the Company

                                      Date:  October 20, 1999


                                      By: /s/ EDWARD STEPHENS
                                          ------------------------------
                                      Edward Stephens

                                      Date:   October 20, 1999



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